Exhibit 99.1

Volt Information Sciences Provides Update on Business Performance during the Fiscal Fourth Quarter and Fiscal Year 2012

New York, NY, February 5, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal fourth quarter and fiscal year 2012 ended October 28, 2012. The Company noted that due to the previously announced ongoing accounting review and anticipated restatement, all numbers presented in this release are estimates.

The Staffing Services Segment, which accounts for a majority of the Company’s total revenue, had approximately $501 million of revenue in the fourth quarter 2012 compared to approximately $487 million for the same period in 2011, a 3% increase. For the fiscal year 2012, the Staffing Services Segment had approximately $1,957 million of revenue compared to approximately $1,885 million of revenue in the same period in fiscal 2011, a 4% increase. The increase for the fourth quarter and fiscal year was primarily the result of the recognition of previously deferred revenue, increased contingent staffing and associate vendor employees on assignment and increased technology consulting and outsourcing services and solutions revenues.

On average, approximately 33,100 U.S. staffing employees were on assignment in the quarter compared to approximately 31,900 in the fourth quarter of 2011, and 32,000 for the fiscal year compared to 31,600 in the prior fiscal year.

The Telecommunications Services segment reported close to break-even operating results and the Other segment reported a small operating profit for the fourth quarter and fiscal year of 2012 and 2011. Results for the Computer Systems Segment will be reported after the ongoing accounting review and anticipated restatement is completed.

Liquidity

During fiscal 2012, the Company disbursed approximately $37 million in connection with the restatement and related investigations and used approximately $4 million in all other operating activities, used approximately $5 million for capital expenditures net of $7 million received from the sale of property and equipment, and disbursed approximately $2 million for the acquisition of an additional 10% interest in a foreign subsidiary. Borrowings under the accounts receivable securitization program increased by approximately $30 million during fiscal 2012 and borrowings under all other credit facilities increased approximately $2 million. The Company transferred approximately $1 million during fiscal 2012 to restricted cash as collateral for foreign currency borrowings and banking facilities.

On October 28, 2012, the Company had cash and cash equivalents of approximately $27 million and an additional approximately $36 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $30 million available from its short-term financing program. Excluding approximately $9 million of non-current debt, the Company’s consolidated borrowings were approximately $146 million at October 28, 2012, which included approximately $25 million of foreign currency borrowings used to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and approximately $120 million drawn under the $150 million short-term financing program.  The Company believes that it has sufficient liquidity to meet its business requirements at current and projected business growth rates.

VOLT INFORMATION SCIENCES, INC.

Condensed Statements of Cash Flows Unaudited, Estimated (in Thousands)
	Three Months Ended		Fiscal Year Ended
	October 28, 2012	October 30, 2011	October 28, 2012	October 30, 2011

Cash and cash equivalents at beginning of the period	$33,366	$33,278	$44,568	$51,084

Cash used in connection with restatement and related investigations	(11,826)	(9,619)	(37,160)	(46,777)
Net cash provided by (used in) all other operating activities	1,656	10,357	(4,153)	16,931
Net cash (used in) provided by operating activities	(10,170)	738	(41,313)	(29,846)

Net cash provided by (used in) investing activities	2,634	(746)	(6,838)	(12,188)

Net cash restricted as collateral for borrowings	(328)	912	(1,391)	(3,762)
Net cash provided by all other financing activities	1,229	10,386	31,705	39,280
Net cash provided by financing activities	901	11,298	30,314	35,518

Net (decrease) increase in cash and cash equivalents	(6,635)	11,290	(17,837)	(6,516)
Cash and cash equivalents at end of the period	$26,731	$44,568	$26,731	$44,568

Supplemental information - Cash paid during the period for:
Interest	$739	$701	$2,894	$2,614
Income taxes	$600	$1,171	$3,418	$6,047

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Borrowing and Cash Positions (in Thousands)

	October 28, 2012	October 30, 2011

Cash and cash equivalents	$26,731	$44,568
Cash restricted as collateral for borrowings	35,581	34,190
Short-term investments	5,611	5,511
Total cash, cash restricted for borrowings and short-term investments	$67,923	$84,269

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	$120,000	$90,000
Bank loans and other	25,727	23,330
Long-term debt, excluding current portion	9,123	9,817
Total short-term borrowings and long-term debt	$154,850	$123,147

Note: Due to the ongoing accounting review and anticipated restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available Company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2012, 2011, 2010, 2009 and 2008 annual financial statements, the restatement of stockholders’ equity as of the beginning of fiscal year 2008 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal year 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2012, 2011, 2010, 2009 and 2008 Form 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2012, 2011, 2010, 2009 or 2008 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for such related periods.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic,” “confident,” “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921

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